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  FORM 3                                          OMB APPROVAL
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                                             OMB Number:3235-0104
                                              Expires:  September
                                                      30, 1998
                                             Estimated average
                                             burden hours per
                                             response.........0.5
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         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding
           Company Act of 1935 or Section 30(f) of the
                  Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

     MANIYAR             PRABHAV             V.
     ________________________________________________
     (Last)              (First)             (Middle)

     10411 MOTOR CITY DRIVE
     ________________________________________________
                         (Street)

     BETHESDA            MARYLAND            20817
     ________________________________________________
     (City)              (State)             (Zip)
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2.   Date of Event Requiring Statement (Month/Day/Year)

     OCTOBER 8, 1997

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3.   I.R.S. Identification Number of Reporting Person, if an
     entity (voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     STARTEC GLOBAL COMMUNICATIONS CORPORATION  (STGC)

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5.   Relationship of Reporting Person(s) to Issuer
                    (Check all applicable)

          _X_  Director                 ___  10% Owner
          _X_  Officer (give title      ___  Other (specify
                         below)                        below)

     SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER, SECRETARY
     AND DIRECTOR
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6.   If Amendment, Date of Original (Month/Day/Year)



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7.   Individual or Joint/Group Filing (Check Applicable Line)

          _X_  Form filed by One Reporting Person
          ___  Form filed by More than One Reporting Person
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     TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1.   Title of Security (Instr.4)

     None

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2.   Amount of Securities Beneficially Owned (Inst.4)


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3.   Ownership Form: Direct (D) or Indirect (I) (Instr.5)



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4.   Nature of Indirect Beneficial Ownership (Instr. 5)




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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see
     Instruction 5(b)(v).

                                                       (Over)
                                                  SEC 1473 (7-97)
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FORM 3 (continued)
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   TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g.,
     PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.   Title of Derivative Security (Instr. 4)

     a.   STOCK OPTION

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2.   Date Exercisable and Expiration Date (Month/Day/Year)

     Date Exercisable         Expiration Date
     ___________________      ________________
     a.  OCTOBER 8, 1997      JANUARY 20, 2007

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3.   Title and Amount of Securities Underlying Derivative
     Security (Instr. 4)

     Title                    Amount or Number of Shares
     __________________       __________________________
     a.   COMMON STOCK        107,616

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4.   Conversion or Exercise Price of Derivative Security

     a.   $1.85



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5.   Ownership Form of Derivative Security: Direct(D) or Indirect
     (I) (Instr. 5)

     a.   Direct
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6.   Nature of Indirect Beneficial Ownership (Instr. 5)




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Explanation of Responses:




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               /s/ PRABHAV V. MANIYAR             October 8, 1997
               _______________________________    _______________
               **Signature of Reporting Person         Date

**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.  See 18 U.S.C. 1001 and 15
     U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See
          Instruction 6 for procedure.

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                                                  SEC 1473 (7-97)